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                                                                  Exhibit (e)(4)

                                     FORM OF
                                  SUPPLEMENT TO
                              DISTRIBUTION CONTRACT

                         PIMCO Variable Insurance Trust
                            840 Newport Center Drive
                         Newport Beach, California 92660

                              _______________, 2002

PIMCO Funds Distributors LLC
2187 Atlantic Avenue

Stamford, CT 06902

     RE:  CommodityRealReturn Strategy Portfolio
          StocksPLUS Total Return Portfolio

Dear Sirs:

     This will confirm the agreement between the undersigned (the "Trust") and PIMCO Funds Distributors LLC (the "Distributor") as follows:

     1. The Trust is an open-end management investment company organized as a Delaware business trust and consisting of such separate investment portfolios as have been or may be established by the Trustees of the Trust from time to time. A separate class of shares of beneficial interest in the Trust is offered to investors with respect to each investment portfolio. The CommodityRealReturn Strategy Portfolio and StocksPLUS Total Return Portfolio (the "Portfolios") are each separate investment Portfolios of the Trust.

     2. The Trust and the Distributor have entered into a Distribution Contract (the "Contract") dated May 5, 2000, pursuant to which the Distributor has agreed to be the distributor of shares of the Trust.

     3. As provided in paragraph 1 of the Contract, the Distributor hereby adopts the Contract with respect to the Portfolios and the Distributor hereby acknowledges that the Contract shall pertain to the Portfolios, the terms and conditions of such Contract being hereby incorporated herein by reference.

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     4. This Supplement and the Contract shall become effective with respect to the Portfolios on _______________, 2002 and shall continue in effect for a period of more than one year from the effective date of this Supplement only so long as such continuance is specifically approved at least annually by (a) the Trust's Board of Trustees or, with respect to a portfolio, by the vote of a majority of the outstanding voting securities of such Portfolio (as defined in the 1940 Act) and (b) by the vote, cast in person at a meeting called for the purpose, of a majority of the Trust's Trustees who are not parties to this Contract or "interested persons" (as defined in the 1940 Act) of any such party. This Contract shall terminate automatically in the event of its assignment (as defined in the 1940 Act). This Contract may, in any event, be terminated at any time without the payment of any penalty, by the Portfolio or the Distributor upon not more than 60 days' and not less than 30 days' written notice to the other party.

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     If the foregoing correctly sets forth the agreement between the Trust and the Distributor, please so indicate by signing and returning to the Trust the enclosed copy hereof.

                                                Very truly yours,

                                                PIMCO VARIABLE INSURANCE TRUST

                                                By:_____________________________
                                                   Title: Trustee and President

Accepted:

PIMCO FUNDS DISTRIBUTORS LLC

By:____________________________
   Title: Managing Director